SEMPRA ENERGY
PRO FORMA COMBINED STATEMENT OF INCOME
In millions except per share amounts

For the Twelve Months Ended December 31, 1997
                                                                        (Unaudited)
                                                               -----------------------------
                                  Pacific          Enova         Pro Forma
                                Enterprises     Corporation     Adjustments      Pro Forma
                               (As Reported)   (As Reported)     (Note 3)        Combined
                               -------------   -------------   -------------   -------------
Revenues and Other Income
  Gas (Note 1)                      $ 2,641         $   398         $   (55)        $ 2,984
  Electric                                            1,769              --           1,769
  Other                                  97              50              --             147
                               -------------   -------------   -------------   -------------
    Total operating revenues          2,738           2,217             (55)          4,900
  Other Income                           39               7              --              46
                               -------------   -------------   -------------   -------------
    Total                             2,777           2,224             (55)          4,946
                               -------------   -------------   -------------   -------------
Expenses
  Cost of gas distributed
   (Note 1)                           1,059             183             (55)          1,187
  Electric fuel                          --             164              --             164
  Purchased power                        --             441              --             441
  Operating and maintenance             918             534             (35)          1,417
  Depreciation and
    amortization                        256             347              --             603
  Franchise payments and other
    taxes                                99              44              35             178
  Preferred dividends of
    subsidiaries                          7               7              --              14
                               -------------   -------------   -------------   -------------
    Total                             2,339           1,720             (55)          4,004
                               -------------   -------------   -------------   -------------
  Income Before Interest and
    Income Taxes                        438             504              --             942
  Interest expense                      103             102              --             205
                               -------------   -------------   -------------   -------------
  Income Before Income Taxes            335             402              --             737
  Income taxes                          151             150              --             301
                               -------------   -------------   -------------   -------------
  Net Income                            184             252              --             436
  Dividends on preferred stock            4              --              --               4
                               -------------   -------------   -------------   -------------
  Net Income Applicable to
    Common Stock                    $   180         $   252         $    --         $   432
                               =============   =============   =============   =============
  Weighted Average Shares
      Outstanding (Note 2)             81.4           114.3            41.0           236.7
                               =============   =============   =============   =============
  Net Income Per Share of
    Common Stock (Basic)            $  2.22         $  2.20                         $  1.83
                               =============   =============                   =============
  Net Income Per Share of
    Common Stock (Diluted)          $  2.21         $  2.20                         $  1.82
                               =============   =============                   =============

See notes to pro forma combined financial statements.



Notes to Pro Forma Combined Financial Statements

(1)  Intercompany transactions between Pacific Enterprises and
     Enova during the period presented were considered to be material and, accordingly, pro forma adjustments were made to eliminate such transactions.

(2) The pro forma combined statement of income reflects the conversion of each outstanding share of Pacific Enterprises common stock into 1.5038 shares of Sempra Energy common stock and the conversion of each outstanding share of Enova common stock into one share of Sempra Energy common stock, as provided in the merger agreement. The pro forma combined financial statements are presented as if the companies were combined during all periods included therein.

(3) Financial statement presentation differences between Pacific Enterprises and Enova were considered to be material and, accordingly, have been adjusted in the pro forma combined financial statements.

(4) None of the estimated cost savings or the costs to achieve such savings have been reflected in the pro forma combined financial statements. Transaction costs
     (including fees for financial advisors, attorneys, consultants, filings and printing) are being charged to operating and maintenance expense as incurred in accordance with Accounting Principles Board Opinion No.
     16 "Business Combinations."

(5) Accounting policy differences between Pacific Enterprises and Enova were considered to be immaterial and, accordingly, have not been adjusted in the pro forma combined financial statements.